Exhibit 99.2

China Security & Surveillance Technology, Inc.
Q1 2007 Earnings Call

May 15, 2007

Operator: Good day, everyone. Welcome to the First Quarter 2007 Earnings Conference for China Security & Surveillance Technology Inc. Today’s conference is being recorded.

At this time, I would like to turn the call over to Mr. Bill Zima of Integrated Corporate Relations for opening remarks and introductions. Please go ahead, sir.

Bill Zima: Thank you everyone for joining us this afternoon for the China Security & Surveillance Technology first quarter 2007 earnings call. With us today is Terence Yap, China Security’s Chief Financial Officer.

Before we get started, I am going to review the Safe Harbor statement regarding today's conference call. This conference call may contain forward-looking statements concerning China Security's business, which are intended to be covered by the Safe Harbor forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.

The actual results may differ materially depending on a number of risk factors, including, but not limited to, general, economic and business conditions; new product development; installations; market acceptance; additional competition from the existing and new competitors; changes in technology and various other factors beyond the Company's control.

All forward-looking statements are expressly qualified in their entirety by the cautionary statement and risk factors detailed in the Company's filings with the SEC. China Security undertakes no duty to revise or update any forward-looking statements through select events or circumstances after the date of this conference call.

Additionally, the commentary in today’s call includes some non-GAAP financial measures. These non-GAAP financial measures relate to statements of our earnings that excludes accrual for the redemption amount payable under our outstanding convertible notes issued by China Security and certain other non-cash charges.

Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of our business and makes operating decisions, including internal budgeting and performance measurement, because these measures provide a consistent method of comparison to historical periods.

Moreover, management believes that these non-GAAP measures reflect the essential operating activities of China Security. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash charges when making operational decisions.

We believe that providing the non-GAAP measures that management provides to its investors is useful for a number of reasons. Non-GAAP measures provide a consistent basis for investors to understand our financial performance in comparison to historical periods. In addition, it allows investors to evaluate our performance using the same methodology and information as that used by management.

Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, management compensates for these limitations by providing the relevant disclosure of the items excluded.

In the company’s earnings press release today, a table is provided that reconciles non-GAAP measures to the most comparable GAAP measures.

Now with this commentary out of the way, I would like to introduce you to Terence Yap, CFO. Terence?

Terence Yap: Thank you very much, Bill. Good afternoon everyone, and for those in Asia it’s good morning. Welcome to our first quarter 2007 conference call. Today, we will discuss about our financial results as well as the outlook for the second quarter and the remaining of the fiscal year. We are very satisfied with our first quarter results. We are proud to have achieved strong revenue growth in what is traditionally the weakest quarter of the year, given the extended holidays.

We are well on our way increasing our position as a leading integrated provider of security and surveillance services in China. Demand for our products remain strong and we continue to gain from exposure in the market, as evidenced by a healthy number of new projects won in first quarter. Revenues grew 163% to $38.5 million compared to $14.6 million in the prior year period, and I am pleased to say this outpaced our own internal expectations.

Several factors contribute this performance. First of all, the economy continues to grow at a healthy pace, as does the overall level of wealth in China. As a result, we are seeing increased demand for security and surveillance products; demand coming from many organizations and businesses that operate in many different areas of the market.

Secondly, we benefited from the government initiated programs and regulatory drivers, such as the Phase III project, the 3111 program and the State Ordinance 458, but ultimately the city is safer through the installation of security systems.

In the first quarter, many cities implemented measures to develop IT security programs and installed electronic security surveillance systems. We were involved in installations at many different locations including city-wide surveillance systems, local, city and national government buildings, also enrolled with traffic surveillance systems, as well as multiple entertainment venues, such as, cyber cafes, bars and discotheques.

We signed a total of nine additional contracts related to the government initiated programs and the regulatory drivers during the first quarter of this year. Our efforts to increase our channels of distribution in recent quarters has turned out to be highly successful and allowed us to capitalize on increasing market demand.

We expanded our sales forces to more than five individuals located throughout all our points of presence in China. We successfully raised capital through our previously announced financing and this liquidity allows additional expansion, which going forward will generate increased revenues and profitability. In fact we've already seen return on capital and believe the first quarter performance will not be so strong had we not access to these funds.

First, we continue to raise the overall awareness of our brand in China. We firmly believe that the increased awareness of our product contribute to new contract wins for our business in the first quarter. Our profile will continue to grow among new and existing customers and should expand our portfolio through recently announced and future acquisitions.

As you can see from our earnings release, we reported GAAP diluted earnings per share of $0.13 in the first quarter. However, we also recognized $2.2 million of non-cash items for redemption accrual, stock compensation, and depreciation and amortization. Specifically, we recognized $1.16 million or $0.3 per diluted share as a redemption accrual on convertible notes.

While our interest rates on the Citadel funds is 1%. To remind that according to GAAP, we have to accrue for senior and matured notes who are not converted from maturity, which requires an additional 15% compound interest. Although our interest expense line reflects cash payments of 1% on better ad spending. In accordance with GAAP we must also recognize a 15% non-cash expense. On an annual basis this is roughly $17 million.

Secondly, we also incurred $265,000 or $0.01 per diluted share of non-cash expense related to accrual of performance based employee compensation. Thirdly, we incurred approximately $800,000 or $0.02 per diluted share of non-cash expenses related to depreciation and amortization of intangible assets.

On an apples-to-apples basis and adjusting for non-cash items, diluted per share was $0.20 compared to $0.17 per diluted share in the first quarter of '06. We are very pleased with this year-over-year performance, especially given the diluted share count increased 58% in the first quarter of '07 to $34.3 million from $21.6 million in the first quarter of '06.

Going forward we expect to incur quarterly non-cash interest expense associated with the redemption accretion of our convertible notes and accrual of employee compensation for the remaining three quarters of '07. We also expect higher depreciation and amortization costs related to intangible assets from our increasing number of acquisitions. I’ll touch upon this later in the call as I discuss our financial outlook.

Allow me to take this opportunity to touch upon and reiterate our acquisition strategy. The security and surveillance market is very (inaudible) with more than 15,000 service providers. Given an enhanced awareness of our products and brands coupled with our much-improved capital positions, we are now in a position to acquire many of the leading security businesses operating in China.

In our efforts to consolidate the market, we are pushing ahead with an aggressive strategy of buying the best of breed in business and keep that cost within the industry. Good strategy complements our existing product lines and many of our recent acquisitions have unique components that enhance our overall service offering.

The purpose of our recent acquisitions have all been centered around the Safe City projects, which remained the biggest opportunity for our business in the near-term. We are building a broad security network that we can present to the government in a more cost effective way versus our competitors.

Each of our recent acquisitions play unique differentiating roles that strengthen our overall platform. Our recent acquisitions include Cheng Feng Digital Technology, which has a strong VTR system and is a leader in the security & surveillance software development manufacturing in China.

HighEasy Electronic Technology, which uses software compression technology to enhance its product offerings, end user functionality by facilitating video and audio transmissions over telecommunications infrastructure. Changzhou Electronics, which has excellent camera systems, is one of the leading digital security camera manufactures in China. This company was also named as a top 50 enterprise in China Security and Protection Industry Association or CSPIA.

Mingking Electronics is China's top manufacturer of high-speed dome cameras, which can view 360 degrees, pan, zoom and tilt all at high speed. Mingking was also named as a top 50 enterprise by the China Security and Protection Industry Association.

Hangzhou Tsingvision Intelligence is a leading developer and solution provider of intelligent management platforms for video network.

The individual strength of each of these acquisitions demonstrate our consistent strategy, to be the leading integrated solution provider in China. We are acquiring products and services that complement our existing portfolio, while strengthening our overall competitive position, so that our customers receive one solid solution, for all their security needs. This model has worked well for our organization and we expect benefits will become even more apparent over time.

I also want to reiterate our acquisition criteria, because we believe it differentiates us and enables us to be consistently successful, integrating each target. As I mentioned earlier, we only focus on best of breeds companies that add value to our existing portfolio and securing new businesses for us.

We also focus on companies that would immediately be accretive contributing immediately to our financial results.

Additionally with each new acquisitions we typically bring on board the executive management team. These are highly experienced, knowledgeable executives; they have the strong understanding of China security industry. Each executive joins our organization with considerable long-term incentives and defined performance targets, which we believe ultimately benefits shareholders.

Over time, we plan to integrate manufacturing into one consolidated facility. In April, we announced our intentions to acquire 80,000 square meter industrial park in Shenzhen and this should create greater economies of scales. Once this facility becomes operational and there will be an opportunity to attract other vertical suppliers to relocate into our new industrial park facility thereby bringing additional tangible benefits as it reduces transportation cost.

Our expanded capacity will also facilitate potential OEM opportunities or global security and surveillance surrounding this. We expect our acquisition of the industrial park to close within the second or third quarter and plan to begin relocating all those business units into this facility immediately upon closing

At this point, I'd like to review our financial results for the first quarter. As mentioned earlier, revenues for the first quarter were $38.5 million, a 163% increase compared to $14.6 million in the prior year period. Revenue performance reflects the following.

Approximately $22.4 million in the deferred revenues from implementation of 31 contracts signed in the fourth quarter of 2006. $11.7 million in revenues from contract signed in the first quarter, $2.3 million revenue from Cheng Feng acquisition and 2.1 million from the service security and surveillance products and parts.

As a percentage of revenue sale of security systems and installations in general are approximately 88.5% of revenues during the first quarter of 2007, the remaining balance related to the (inaudible). Additionally during the first quarter we signed 39 new contracts worth $33.6 million. 15 of these projects weren’t finished as of 31st March 2006. In our backlog added debt was approximately $21.9 million.

Approximately $0.8 million of revenues was deferred to the second quarter of '07 due to warranty requirements. First quarter gross profits increased 130.1% to $10.1 million, compared to $4.4 million in the prior year. Gross profit margin was 26.3 compared to 30.1 year-over-year. This primarily reflects our present strategy as we aggressively are (inaudible) new customers, penetrating new markets and increase total market share.

Selling general, administrative expenses increased to $2.8 million in first quarter from $0.4 million in the prior year, primarily due to the professional expenses related to the cost of being a public reporting company as well as hiring additional staff.

Income from operations increased 67% to $6.5 million from 3.9 in the prior year first quarter. Operating income margin decrease 9.8% to 16.8 compared to 26.6, primarily due to non-cash expense related to depreciation and amortization on the accrual of performance based employee compensation. As mentioned previously the company also recognized interest expense of 1.3 in the first quarter of 2007.

Approximately $0.1 million reflects interest payments on debts outstanding. And approximately $1.2 million reflects the accrual of redemption amounts, payable on the convertible notes under the company’s indenture with Citadel with those notes (inaudible).

Net income in the first quarter of 2007 increased 9.5 to $4.5 million or $0.13 per diluted share compared to $3.5 million or $0.16 per diluted share in the first quarter of 2006. As stated earlier the net income performance includes approximately $22.2 million of non-cash expense or 0.065 on a diluted share basis.

Our effective tax rate for the quarter was 22.5 compared to 15 in the prior year, primarily due to $2.4 million of non tax deductible expenses.

Looking at the balance sheet, our cash position in the first quarter increased to $71.9 million compared to $30.1 million by the end of 2006 fourth quarter period. This increase was largely a result of a $15 million convertible financing with Citadel. Since the end of the first quarter we raise an additional 15 million through a second convertible note offering with Citadel.

Our net cash used for investing activities in the first three months ended March 31st '07 was $20.9 million compared to an immature (sp?) amount in the year, in a prior year period (inaudible) signing Letters of Intent to acquire Mingking Electronics, Hangzhou Tsingvision, Intelligent, Shenzhen Wandaiheng Industry Limited.

The cash contribution for the three intended acquisitions totaled $32.3 million with additional contributions to be paid in equity. We expect to close all these three acquisition in third quarter -- second or third quarter and refinance the cash portion of the purchase for the net proceeds from our convertible notes financing.

First quarter inventory increased to $22.2 million, compared to $19.7 at the end of December’06. The increase in inventory was a result of the company’s efforts to support continued growth. Accounts receivable increased to $30.4 million compared to $26.8 million.

Pre payments and deposits (sp?) increased to $8.5 million, compared to $3.5 million at the end of December’06, primary due to securing supply and preferential pricing. Our total debt at the end of the first quarter stood at $67.1 million compared to $4.2 million at the end of December ’06. Our working capital at the end of the first quarter increased to $117.2 million compared to $63.5 million at the end of December ’06.

As we enter the second quarter and look out at the remainder of the year we'd like for you to be have more clear understanding on the key strengths associated with our business and how this will contribute to our growth in the years ahead. First of all, the overall market for security and surveillance projects continues to expand in China. As this market continues to grow, we are gaining market share.

We believe that our growth in 2007 will continue to come from the combination of Phase III project, the 3111 program and the continued adoption of the State Ordinance 458, which mandates all entities and vendors in China to install surveillance cameras and security installations for various private and public customers, which include businesses, airports, government offices, places of education, bus and railway and transportation control.

Regarding our Phase III projects, we now have 22 projects to add in the pilot phase. We believe it is possible that some time around in June, July period a smaller number of our Phase III projects may convert into full contracts. We believe that the full contracts may be issued in phases. Moving from pilot phase to a Phase I contract would increase the average contract size from a range 1 to 1.5 million to 3.5

Its difficult to assess the exact timing of each of our projects completion (inaudible), as these are government contracts that we’re hopeful that we will see some contracts completion that will take place at the end of Q2 or beginning Q3. Secondly, we are confident to build our portfolio of existing brands and services. In the first quarter we closed one acquisition, in second quarter we expect to close at least three additional acquisitions.

We also announced (inaudible) earlier today to acquire Longhorn Industrial Limited, which specializes in the manufacture and installation of security alarm systems in China. We expect to close this acquisition in our fiscal first quarter. We have also announced two strategy partnerships agreements since April.

The first was with Chuangguan Intelligent Network Technology, which is a leading systems integrator that has been awarded several key certificates, including the Certificate of Confidential Computer Information System Integration, which is required for high security government installations.

Our second recent partnership, which was announced today with Daming Security Science & Technology, which is the well-known security and surveillance systems integrator in Beijing. Our exclusive corporation (sp?) relationship with Daming is expected to enhance our delivery and installation projects in Beijing and in surrounding cities. And should also proliferate (sp?) our new contracts for 2008 Olympic games in Beijing.

Additionally, as many of you are now aware we announced our intention to establish a security and service and surveillance service division. This move is intended to capture the growing market opportunity arising from specialized security service solutions in China.

We believe that security services components (inaudible) of our business over time. Establishing this business now will allow us to enhance our revenue model from one of strictly project work with limited financing to one that can resolve in more recurring revenue stream for our businesses.

We also believe that this new business will carry high overall margins, which can also contribute to our consolidated results over time. Because we are well capitalized, we are able to take advantage in first mover (sp?) advantage. Due to installations we had performed thus far why we are able to offer our security services as value added service to our existing customers. We will commence operation in Beijing; but plan to expand this program in other cities over time.

The addressable market for this acquisition is growing and is expected to increase going forward. Currently we do not see a serious competitor in this segment of the industry. Our plan for the future is not just to install our various security and surveillance systems, but also to (inaudible) our customers and monitor the assets.

Transitioning our business towards a recurring revenue model can provide us with improved visibility into long-term possibilities of our business. This is still an early opportunity for us, but we intend to be the first mover in this business. To create our brand name and ensure (inaudible) our broad base of customers.

However, that security services will be part of the value added services we provide in future. Our company is much better capitalized to expand our market presence and fuel growth. We raised over $110 million since February ’07.

We took an additional debt and that comes to recurring non-cash charge but we are funding our growth and believe our strategy is in the right position to expand our presence in the market. We intend to deploy our capital in a way that will consolidate the market and further cement our position as a leading security solutions provider.

Increasing our brand awareness and branding of our business will continue to contribute to our overall performance too. This is especially true as we continue to make acquisitions that will boost our market share and overall competitive position.

Both our existing and prospective customers have become more aware of our growing product portfolio through our expanding sales force and by the press conference, that we have held after each acquisition across local and national media coverage in China.

As a result, we are securing contracts, enlarging scale and scope that we have in the past. This is a direct result of greater familiarity among local and city governments and private businesses for our products and total number of brands in our security portfolio.

I would like to conclude our financial expectations for the second quarter and provide you with some insight on our expected non-cash charges for the remainder of fiscal 2007. For the second quarter of 2007, the company expects to achieve revenues between $42 million to $45 million including revenues from the two completed acquisitions in fiscal ’07.

These completed acquisitions are Hongtianzhi and HiEasy, excluding the non-cash charges related to the redemption amount payable on convertible notes and the accrual of performance-based employee compensation. The Company expects to achieve an adjusted net income of at least $7.5 million in the second quarter of 2007.

The Company estimates that the non-cash interest expenses associated with the redemption amount payable on convertible notes, the accrual of performance-base employee compensation and the amortization of intangible expense related to the company's recent acquisitions for remaining three quarters will be approximately $4.1 million, $0.8 million and $1.1 million per quarter respectively.

In closing we are very comfortable with our position in the market and we feel very strongly that we'll continue to maintain strong growth in our business. I'd like to reemphasize our announcement in March of our decision to implement the lockup agreement for shares held by senior management, and shares issued for both recently completed and contemplated acquisitions.

The lockup covers approximately 15 million shares held by key executives and other senior managers and stipulates that these parties may not pledge, mortgage or sell these shares without formal consent of the Board of Directors, through December 31, 2008.

In addition shares issued for future acquisitions are expected to be subjected to a two year similar to our lockup provision. This pledge highlights our common interest business and reflects our view, that our position as a leading security solution base provider we will only grow stronger in the years to come.

This concludes my prepared remarks for the first quarter. Operator, I am now ready to take some questions, please.

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touch-tone telephone. If your using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, one for questions.

We'll take our first question from Michael Tu (ph) with Brean Murray (ph).

Michael Tu: Yes. Good afternoon Terence and Mr. Tu. Congratulations on a very strong quarter both the top line as well as the bottom line.

Terence Yap: Thank you Michael.

Michael Tu: Yes, my question is regarding the outlook and as we look at the outlook you know the top line is quite robust, but I want to make sure that I’m clear on this because if I’m looking at the non-cash item. We’re looking at about roughly $6 million for the quarter if you would add up the 4.1 plus 2.8 and the $1.1 million. And if that’s case, and if your guidance is $7.5 million net income excluding that, walk me through again the, what is the exact guidance on the net income for the second quarter?

Terence Yap: Well, the $7.5 million were not include in this non-cash items.

Michael Tu: Right.

Terence Yap: Because our from our point of view mean it’s may probably a more accurate measurement of our performance.

Michael Tu: Right. So, if I would say so, if you looking at your net income, the adjusted net income for the first quarter of ‘07 is roughly $6.7 million is that correct?

Terence Yap: Yes, that’s possible -- that’s possible.

Michael Tu: No, I’m sorry there is last quarter?

Terence Yap: That (inaudible) Michael.

Michael Tu: So, the first quarter of ‘07 where you how you generated that $0.20 of pro forma EPS that is based on a net adjusted, net income of $6.7 million?

Terence Yap: Yes.

Michael Tu: And so now you’re saying that for the second quarter ‘07 the adjusted net income is $7.5 million. So, there is a sequential growth.

Terence Yap: Yes, absolutely.

Michael Tu: Okay and that…

Terence Yap: And bear in mind that the first quarter is always the most quite period for us and now given well going to past the almost at middle of the second quarterly. So, historically second quarter is much more better performance than the first quarter.

Michael Tu: I understand. Okay. I just want to clarify that. Thank you very much for providing a very clear explanation of that redemption of accrual.

I wanted to go over a little bit of the gross margin, if you look at the last two quarters your gross margin is about to net 26% range. And as you have more hardware sales it appears, with the opportunities in camera and so on in the mix.

Terence Yap: Yes.

Michael Tu: Do you expect gross margin to be stable at this 26% going forward or in the case where you introducing more services into the model, is there an opportunity for gross margin to expand even?

Terence Yap: We hope that we will stabilize by 26%, our main reason because I answered that correctly. The acquisitions that we’ve made thus far or intend to make are mainly equipment manufacturers. Now equipment manufacturers in China used to typically enjoy a much lower gross margin.

But given the fact that now the value-add that they give to us will help us gain more government or solution based businesses, we hope they knock into the effect and to stabilize the gross margins.

Michael Tu: Okay.

Terence Yap: The services part, we know that is going to be a high margin business, either the ways that’s going to impact for the business will probably be seen sometime in '08 or possibly even '09.

But we want to make sure that we are in the market first to establish our position. So we may not see the benefits coming on from the services so soon.

Michael Tu: I understand. Okay. So, you expect gross margin to be stable at 26%, mostly the range. Okay.

Terence Yap: Yes, that's the range

Michael Tu: Okay. And then if I may, just one more question and I’ll go back in the queue. When you talk about these acquisition, I know the China Security right now in China has the best brand and everybody wants to be like China Security would appears.

When you go and make these acquisitions? Were there any competing base for these acquisitions or these companies just look at you and say hey, I want to be a part of the biggest and so there is really no competing bids.

Terence Yap: There are competing bids, precisely competing bids and that's the reason why we decide to speed up in terms of our acquisition strategy, some of the multinationals are coming and looking at the market themselves and looking to acquire some of the better brands.

We became aware of this and thus far we developed our acquisition strategy. And actually that’s also a factor that came from that -- they all want to be part of a bigger boat. So (inaudible) answering calls and we are the next who're looking at the best of bids only.

Michael Tu: Great. Were you permit to the complete bids, in other words when you win these acquisition was it because you offer a higher price or were there other factors that…?

Terence Yap: There were other factors, definitely, mainly because most of the multinationals came in. They request your management team to change that structure, I mean in our points of view that is not the way to do it. And we believe that the way because we are Chinese, we are able to portrait the opportunity as a team together just me being a bigger brother bind you over and thank you very much.

Rather we should be going in a much more cordial arrangements with the senior management and that's why typically in all our acquisitions we get the management team to join us as well.

Michael Tu: Okay. Great. Thank you. And I will get back in the queue.

Terence Yap: Thank you Michael.

Operator: We'll take our next question from Albert Lee with Maxim Group.

Albert Lee: Hi there. If my memory is correct, you signed up roughly $32 million in contract in Q1 related to that $1.7 million was booked in the Q1, which implies at least $21 million of that you have will be booked in Q2, which means 45 million I guess target for Q2, you need to book roughly $25 million based on the first half of the second quarter to hit that number.

Am I speaking about this correctly and I suppose Hongtianzhi contribution kind of kicks in as well, but what you need to hit about $25 million in the first half of new business in the first half of the second quarter, to kind of get close to that $45 million, are accurate on that?

Terence Yap: Yes. That's correct, you are. Bear in mind that as I mentioned before the second quarter is always the improved quarter from the first quarter, mainly because at the first quarter you Chinese year whereby we have had almost three weeks holiday period for everyone.

Albert Lee: Okay. Which was very financial but okay. I think Mike touched upon this, looking at your 2Q or your second quarter top and bottom line guidance, it looks like we're looking at increase in the way of OpEx with higher cost of good. Obviously it has implication to your gross margin to get to the adjusted $7.5 million net income figure?

Can you talk conservatively about, a little bit about your -- how you see margins stacking up in the quarter for the second quarter and for the reminder of the year? I guess you mentioned 26% on the gross margin side, any other way of additional OpEx that would cut into your cost that make through this?

Terence Yap: Absolutely meanwhile we in the first quarter itself now, we actually recognized our own philosophy of the journey mainly to attributable to asking to list the company.

And as I mentioned in our call, in another call conference. Now this is something that we weren’t certain how to grab surely. And we came in a bit highly expected mainly because now the cost associated being were legal fees, acquisition cost, because right now for most of the acquisitions we are using our laws to back through the acquisition etcetera.

Which accounts a lot, I guess with this and more a piece of mine as well and across the SOX costs, Sarbanes-Oxley is kicking in, accounting fees related to the acquisitions and etcetera. So, the professional fees will continue to be there and there is a possibility of getting in more acquisition through will also increase as well.

Albert Lee: So the, I guess for the acquisition that have been finalized at this point, what exactly is your fully diluted share count. What should we be using here for Q2?

Terence Yap: Assuming, well on 31st where we have announced to the income the Hongtianzhi and HiEasy probably about $37 million

Albert Lee: 37 or 36.

Terence Yap: 37 and probably closing in there.

Albert Lee: In 2Q, right?

Terence Yap: Yes.

Albert Lee: Okay. And there would be no additional dilution based on the redemption right?

Terence Yap: No.

Albert Lee: Okay. The acquisitions that you make of these securities surveillance companies, are they government certified companies or can you describe what all they did about, what certification they have, what they’re capable of as far as across provincially doing business. So you guys are able to do, it doesn’t matter or it does not or how does that kind of?

Terence Yap: It does matter. I mean certificates are beyond and top of you get most of the required certificates, now Chuangguan and also Daming are the special arrangements. Chuangguan has a special Certificate of Confidential Computer Information System Integration, which means it’s mainly for the government projects or highly secured installation.

Some of them have got the top of the enterprise the one that we have, etcetera but some of them are mainly within certain city. For example, Daming is mainly in Beijing Chuangguan is mainly in the Guangdong top area. So we’ve made acquisitions, which in view have several of the advantages. Some of them are within the release.

They have clear strengthened that city, some have got a special products or technology, some have got certain relationship that we are unable to get as a foreign company. So yes, each of them have got a different assets or advantage that’s been to this place.

Albert Lee: Okay. One last question, if you would script out all these acquisitions that you have kind of bundle together here in the past several quarters. Any idea, rough number on what the organic growth may have been say Q1 over Q2 or Q1 last year or?

Terence Yap: Well, if you look at last year about over 90% was from organic.

Albert Lee: Right.

Terence Yap: Even Q1 itself, we are looking at even more about 90% from organic growth, because Changzhou only contributed about $2.9 million. So the organic growth is still very strong.

Albert Lee: Got you. All right thank you.

Terence Yap: Thank you.

Operator: Thank you we’ll take our next question from Josh Chad (ph) with Roth Capital.

Josh Chad: Hi Terence, good morning.

Terence Yap: Hi, Josh good morning.

Josh Chad: You provided some target information I guess on net income for both the recent acquisition and the upcoming acquisition, but can you speak a little bit more to I guess there might be a little bit too much information here, not for the public can you speak a little bit to the revenue run rate very early in those businesses?

And then, also how you view the margin impact, is this something where you know there is cost savings involved that after ramp over a couple of quarters, how should we view all this acquisition coming in here over that couple of quarters?

Terence Yap: In terms of the acquisition Josh, I mean most of them have been growing pretty nicely year-on-year. I don’t have the exact figures on hand unfortunately, but from our point of view these acquisition are part of the growing industry. The China Security market is growing very nicely over the next couple of years.

In terms of our I guess impact on margins there because most of the companies we are buying are actually manufacturers as I mentioned previously, the gross margins as the manufacture will haven’t been lower, even that your only manufacturer as a solution base provider we have a nicer margin.

Certainly moving forward, as we package a lot of these different components together and offer a senior solution to the governments and corporate customers, we hope that it would improve the overall margins moving forward. So, that’s why right now we've been stabilized about 26%.

Josh Chad: So net revenue effect with the acquisition you are bringing in and you can stay along 26% and maybe the revenue synergies you have increased that a few quarters, but you don’t expect gross margins to decline in the near-term?

Terence Yap: Right, we are assuming that, there is a 26% in all these revenue and a near-term spend will definitely update the market.

Josh Chad: Okay. And then and looking at the specifically at the recent acquisition, there is a lot of OEM relationships there, do they have been and some of those to you fairly big players, does the company have any 10% plus say OEM customers, and if so are there any risks to those relationships from a competitive perspective?

Terence Yap: No, most of the OEMs up to exports overseas, and our markets are not in China. So, we don’t see competition in China per say and that’s great. So right now most of the businesses, which were not OEM or FFO manufacturing for the U.S. and European markets.

And apart from that we don’t see much competition in China and for the OEM in China.

Josh Chad: Okay. And then on the tax rate, tax rate was up in the quarter what are your expectations for the year?

Terence Yap: Yes, that’s something that we need to manage as well, because right now the effect is about 22.5 then the main reason the cost was about $2.4 million of non-taxable deductible expenses. In China we are keeping 50%, 25% but I think things because we are listed company some of the non tax deductible items is probably going to be around 22 to 25 fluctuation.

Josh Chad: Okay. So but if strip out some of the non-cash charges, if you look at the run-rate of the model that’s -- you expect that to stay on 15%?

Terence Yap: Yes. China is 2%; there is no change. In China there is no change.

Josh Chad: Okay. And then finally looking at the -- you mentioned some of the large international competitors. Has there been any change I guess competitively from that perspective obviously, they have shown some interest, going back a few years I think in the Chinese market but have you seen any changes in that environment say over the last few quarters?

Terence Yap: Well, over last quarter we’ve spoken to number of multinationals, they have become aware of the government initiative etcetera. I guess what they are trying to figure as how to penetrate the market now given that each city and each province or even each district is different. We think that we still hold the competitive advantage on this ground being a local player.

Josh Chad: Okay. Good. I’ll jump back in the queue. Thank you.

Terence Yap: Thank you, Josh.

Operator: We’ll take our next question from Jeffrey Kessler with Lehman Brothers.

Jeffrey Kessler: Thank you. Hi, Terence.

Terence Yap: Hi Jeff.

Jeffrey Kessler: With regard to the recent acquisition you made or you’re making with the monitoring company, you currently are involved in a number of projects Safe City 3111, State Ordinance 458.

Terence Yap: Yes.

Jeffrey Kessler: Regarding of these -- are any of these programs now-- I've realized that most of these programs have set up for their internal monitoring by the individual organization that you are selling product to.

Have any of these organization indicated to you that they would like to turnover some of the monitoring to you or they want to test it out first. Is there some timeframe, which you believe you are going to start changing that, we’ll call that 88-12 type of percentage toward a higher percentage on the service and the maintenance side?

Terence Yap: The governments have indicated nothing from them along the monitoring services will be neutral to a product sector mainly because as we are aware the China security market has got overwhelming demand in terms of human resources. The public security has issues in terms of having the amount of number of people monitoring everything.

So we know that eventually the government will outsource this. Initially from our point of view, we look at -- we target our existing customers, it’s been corporate customers, modern government related. Now the reason why we are still in Beijing because we want to be closer to be political decision makers so that we will follow wherever they relax and they start outsourcing.

And that’s why we decided to spot being a first mover established our base in Beijing first. Now as I mentioned previously, we don’t see the impact of the services division to come in this year. Not to be significant, but it may come in and improve, while it may become insignificant or immaterial revenue contributor in ’08 or even ’09, FD market becomes more mature.

Jeffrey Kessler: Okay. And secondly, the recurring revenue model is something that we’ve been trying and with the capital we have, we are just fast tracking it. Now can we go back to the issue of the gross margin again, I know that we’ve talked about it a lot today but there is a tipping point, lets say a trail that you want to make between making sure you get business and making sure you don’t commoditize the business.

And keeping a margin at a point that is considered value added, so that the, at least the user of the product has, feels that they still have skin in the game, they are not just buying a commodity?

Terence Yap: Absolutely.

Jeffrey Kessler: At what gross margin point is 26, is 26 the target in point at which, you obviously were able to get it higher, but clearly at this moment you are taking it down to 26 to make sure you gain share. Is there a gross margin which you feel more comfortable that creates both value added as well as to maintain market share if you can keep the share now and essentially put this multi model company together?

Terence Yap: Yes, you are absolutely right. I mean, the strategy for us that no, we know that to maintain our position, to maintain the margins, no its better to be a solution provider then just a pure manufacturer, because as pure manufacturer you commoditize everything.

So, having said that best reason why we also kicking up spinning up the service division as well. But in terms of having an exact gross margin percentage, we’re not in a position to disclose it at this point in time. Maybe it’s because there are so many moving parts right now, the service division is not yet. We’ve got the acquisitions coming in and we’ve seen it through outlook and empower everything else were joined together.

Now bear in mind that with the industrial park coming in, now we hope to also improve on our economy system. Now, as we move everything and consolidation to a single manufacturing location. So, that swings out couple of moving parts, so it’s difficult for me to actually pinpoint as to what is the balancing percentage.

Jeffrey Kessler: And you expect to have the businesses in and working and in the industrial part by when?

Terence Yap: Well, we hope to close the acquisition by future quickly and in response moving the different pieces together following in Q3, or possibly end Q3. So we will not see the benefits coming from the industrial part probably by the end of this year or possibly the next year.

We also are moving parts together and integrating them is not as easy as spoken.

Jeffrey Kessler: Okay, even for better for worse you have had a lot of experience with some recent deals in which you had to deal with redemption accruals, non-cash charges, and my assumption is that based on the way the convergence is set up, this will be a constant amount and it will be amount that will eventually either diminish overtime, or will remain constant until that, until the so called period is up?

Terence Yap: It will remain constant until this is a mandatory conversion inbuilt in the contracts. So it will remain constant until such time that they convert it.

I guess our auditors have before indicated that depending on whether the interest per share is less than the EPS earned on the company’s point of view, then they treat it is as a cost convergence. And took the interest as being put back in the number of shareholder conference. So it depends.

Jeffrey Kessler: And you as a good financial person can tell us when you will easily going to reach that point?

Terence Yap: Certainly, we are confident on our numbers, we are confident in the business itself. At this point in time, I am unable to give you an exact timing in terms of when we will reach that position, but the convertible as they are five year term and certainly given the growth our business over the past years. We are pretty comfortable that eventually be converted in over the five-year period.

Jeffrey Kessler: Okay. Do you have any capability under the terms of convert to change those terms with any performance base?

Terence Yap: No, that’s no performance base terms in there.

Jeffrey Kessler: Okay, very good. Okay. Thank you very much.

Terence Yap: Thank you Jeff. Hope to see you soon.

Jeffrey Kessler: Me too.

Operator: We’ll go next to Joe Detoriyo (ph) with Clayton Group (ph).

Joe Detoriyo: Hi, Terence. How are you?

Terence Yap: Hello, Joe. Good, thank you.

Joe Detoriyo: I just wanted to confirm a couple of things on the financing that last person just asks. The way I read it, is that 15% figure only taken on maturity or up upon change of control, is that correct?

Terence Yap: That’s right.

Joe Detoriyo: Okay. So, at some point the accountants will give you guidance on where stock prices and whether you actually have to book that accrual, but I am assuming that if the stock goes up over certain amount of time that there should be reversal at some point?

Terence Yap: Yes, that something we were discussing with the auditors. But the indication was that he also looks at the comparison between the interest you earn per share versus the earning per share on pro forma basis for their company.

Joe Detoriyo: Okay.

Terence Yap: The deal that earnings per share is greater than the interest and the auditors would deem it as converted.

Joe Detoriyo: Got you.

Terence Yap: That’s all.

Joe Detoriyo: Yes, I think one other question, we had on that was the size was lot bigger than we had expected, that obviously the conversion price was pretty strong compared to the prevailing market prices today. Do you have deals in mind that you sort of your marks with that capital or this just sort of….

Terence Yap: Absolutely, I mean the only reason why we did additional funding was because we had use of prohibitory establish and as I mention before the market is about the consolidation we need to extract it and that’s why we’re growing since we have to aim the duty and refinancing is stable.

Joe Detoriyo: Okay. And could you talk directionally what was sort of LTM that income multiples you’re purchasing at? And then the reason I ask is that, you know we think the stock is pretty undervalued today at around 13 or 14 times ’07, EPS which is not pro forma number. So I guess, earnings becomes an issue for investing shareholders as you continue to do your 50% cash in stock deals?

Terence Yap: Right now when we look at the acquisition, we always look at issues accretive and we always try to pay about 10 times -- 10 to 12 times or less than 10 for a current year, earnings so that then itself is accretive. And even for our Ming acquisition that’s a net income Ming acquisition embedding itself pretty more than our earnings per share on this thing. So, definitely we always try to make sure it’s accretive.

Joe Detoriyo: So, you’re not seeing any trending up in purchase price multiples, do you execute your acquisition strategy over the past couple of years?

Terence Yap: Yes, we don’t expect that to be there.

Joe Detoriyo: Okay…

Terence Yap: That’s the two we’re negotiating as hot.

Joe Detoriyo: My final question is just a general question about sort of corporate. You know there is been lot of volatility in your stock the past couple of months and you know as a significant shareholder, I think we attributed for being to the fact that there is a lot “ FAS money or hedge fund money” in your net? Have you had any discussions given the fact that your track record in deed from a net income basis whether its appropriate to move to you major extends.

Terence Yap: Yes. I guess, one of our major opportunities as a management actually for us to look at changing of blot, changing of our much more longer-term shareholders. We have really contemplated are moving to a mean mode. As I mentioned previously, we maybe looking at the New York stock exchange as one of the possibilities but we are still contemplating on that.

Mr. Tu and myself who are really flying between New York and leaving for San Francisco this here today and we’ll be meeting there the executives of the New York Stock Exchange to clearly talk about this opportunity, but certainly this is something that is in our mind.

Joe Detoriyo: Got it. Is there an expected timing that you can share with us today?

Terence Yap: Well, as I mentioned previously we are looking at probably this year sometime in Q3 but once again it all depends on several other factors as well.

Joe Detoriyo: Okay. Well, I appreciate that. Thank you.

Terence Yap: Thank you, Joe.

Operator: Thank you. We have time for one final question and we will go to Joanna Wu of Southpaw Asset Management.

Joanna Wu: Hey, Terence.

Terence Yap: Hi, Joanna.

Joanna Wu: Hi. Just a couple of quick questions here. One, that has to do with the HiEasy deal that you just closed, did you -- are you going to talk about what the revenue contribution from HiEasy was in ‘06?

Terence Yap: Well, we do not include their revenues in ’06.

Joanna Wu: I am sorry, what their ‘06 revenue was in…

Terence Yap: Okay. It would be announcing in a week, shortly.

Joanna Wu: Okay.

Terence Yap: The finance review will be there. So just hang in there.

Joanna Wu: Okay. And then based on the press release -- I guess last week. You had issued about 800,000 shares for the equity portion or equity consideration of this deal, which implies about $6.41 per share and I was just wondering because going back into the archives it looks like that this all was the deal was announced in late December?

Terence Yap: Yes. But the Ally was actually we signed in October and that’s also the back then the share price was about $6.

Joanna Wu: Okay.

Terence Yap: We did attain this average.

Joanna Wu: Okay. 20 day showing the weighted average.

Terence Yap: Correct.

Joanna Wu: Okay. And then secondly, just to go back to the interest accrual, that’s the convertible deal. So that percent is right for now you are contemplating reversing this non-cash interest expense, then the target conversion prices of each.

So once it hits, I guess the first prize target of $30 you'll be able to reverse out the non-cash interest?

Terence Yap: Well, that the two-limit test I believe. First of all it’s a share price but more importantly is the comparison. This also would be a comparison as to whether on a per share basis with Citadel and more on an interest or more on EPS.

Joanna Wu: Okay.

Terence Yap: From a EPS.

Joanna Wu: Got you.

Terence Yap: So that is actually a limit test for them.

Joanna Wu: Okay. Because when you reserve, if you actually reverse that out and you've to start booking.

Terence Yap: Sure.

Joanna Wu: Yes booking as per the NASD converted basis.

Terence Yap: Correct.

Joanna Wu: Got you. Okay. And then the other question I had was, you guys were talking about gross margins going forward and you are expecting it to be stabilized about 26%. Can you provide any breakdown as far as what percentage of your total revenues now a solution based versus just truly hardware kind of profile?

Terence Yap: Yes, I mentioned it’s always about 88% right now at solution base.

Joanna Wu: Okay. Got you. And do you see that product mix changing?

Terence Yap: There may be some slight adjustments on a quarterly basis only because now we are adding it off actually consolidate the manufacturing companies into the group. So we have manufacturing orders still on product’s components probably coming a little bit up. But then again as we get more social business now average or so at this point in time we are still looking about 88%, which is possible slight changes here and there.

Joanna Wu: Okay. And then can you just talk a little bit about kind of the safe city project penetration these days. Initially a lot of your contracts, which is pilot, smaller pilot contracts.

Terence Yap: Yes.

Joanna Wu: Nearing the industry is moving so rapidly that there is certain municipalities or cities that are jumping directly to regular phase longer term contract?

Terence Yap: Yes there is a possibility that some of the municipal therapies will start Phase I and Phase II but at this point in time everyone a look and see and of course we are now actively perusing the non pilot projects per se going straight into Phase I or whichever contracts. Certainly the governments are looking to this and we think that now some projects will portage in Q3 or Q2.

Joanna Wu: Okay.

Terence Yap: Certainly comes in by this year.

Joanna Wu: Okay, and so in aggregate how many cities are you penetrated as of today?

Terence Yap: Wow.

Joanna Wu: Or maybe you just talk about the percentage of pilot versus…?

Terence Yap: It’s a good number because even China has a huge geographical location, and we are in 37 different locations over the China, and I guess as a benchmark, I mean I can certainly say that now we are probably one of the only companies who's got the biggest number of shares into the pilot projects.

Joanna Wu: Okay.

Terence Yap: So the exact number of -- there is no clear consensus, preliminary numbers out there but we can rely on.

Joanna Wu: Do you think you are under 50 cities, plus or minus or?

Terence Yap: Yes, we are working on under 50 cities.

Joanna Wu: You are under.

Terence Yap: Yes.

Joanna Wu: Okay. Is this sort of target numbers that you plan by the end of ’07 or ’08 in or does that?

Terence Yap: No, we don’t look at the pilot cities; we look at the pilot projects and a dollar value as well.

Joanna Wu: Got you.

Terence Yap: And so.

Joanna Wu: Got you. And then regarding the timing of corporation relationship…

Terence Yap: Yes.

Joanna Wu: That you just found, you mentioned that you’ve received the bunch of security contracts related to the’08 Olympics?

Terence Yap: Yes.

Joanna Wu: How do you expect, or how do you expect to benefit from your relationship of…?

Terence Yap: Well, first of all then doubly decisive plans on the product, our products for the Olympics installation as well.

Joanna Wu: Okay.

Terence Yap: So, once again that's an entry for us into Olympics that was part of brand doing as well. And there spends operations in Beijing northern parts. In our previous acquisition the weakest part is other than Beijing, northern part north region part of the Beijing.

Joanna Wu: Okay. So, other than just being a sub provider to larger providers in Beijing, is simply one of the main or direct providers of security products?

Terence Yap: Not for the Olympics, but certainly some of the projects in Beijing.

Joanna Wu: Got it. Okay. And then lastly based on $110 million worth of convertible financing in the last half year, expense today and given kind of the pipeline of acquisitions going forward, are you comfortable and happy with the current capital structure?

Terence Yap: Yes. We are.

Joanna Wu: Okay. And then lastly regarding listing on main exchange can you provide any update as to what the timing or process or status is?

Terence Yap: Yes. As I mentioned to the previous caller we will be looking at some time this year, hopefully in September, on September 2, 3.

Joanna Wu: Got it.

Terence Yap: That’s about the timeframe, but this is something that’s not confirmed yet.

Joanna Wu: All right. Okay. Well that was all I have. Thank you.

Terence Yap: Thank you Joanna.

Operator: Thank you. At this time I’d like to turn it back over to the speaker for any additional or closing comments.

Terence Yap: Thank you very much ladies and gentlemen. Thank you for attending our first quarter ‘07 conference call. I hope to be back again in the next quarter. And hopefully continue to bring you more good news about our business development in China. So with that thank you very much.

Operator: That does conclude today’s conference. You may disconnect your lines at any time.